Exhibit (a)(1)(E)

Offer to Purchase

All Outstanding Shares of Common Stock

of

APELLIS PHARMACEUTICALS, INC.

at

$41.00 per share, net in cash, plus one non-transferable contingent value right for each share, which represents the contractual right to receive contingent cash payments of up to an aggregate of $4.00 per share upon the achievement of specified milestones, pursuant to the Offer to Purchase, dated April 14, 2026 by

ASPEN PURCHASER SUB, INC.

a wholly owned indirect subsidiary of

BIOGEN INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY,

EASTERN TIME, ON MAY 13, 2026 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MAY 13, 2026),

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

April 14, 2026

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated as of April 14, 2026, (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Aspen Purchaser Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Biogen Inc., a Delaware corporation (“Biogen”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Apellis Pharmaceuticals, Inc., a Delaware corporation (“Apellis”), in exchange for (i) $41.00 per Share, net to the seller in cash, without interest and subject to reduction for any applicable tax withholding (the “Cash Amount”), plus (ii) one contractual, non-transferable contingent value right per Share (each, a “CVR”) representing the right to receive contingent cash payments of up to an aggregate of $4.00 in cash, without interest and subject to reduction for any applicable tax withholding, upon the achievement of certain specified milestones in accordance with the terms and conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Biogen, Apellis and a rights agent (the “Rights Agent”) mutually acceptable to Biogen and Apellis (the Cash Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal.

Also enclosed is Apellis’ Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF APELLIS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the enclosed Offer.

Your attention is directed to the following:

1.

The Offer Price for the Offer is $41.00 per share, net to the seller in cash, without interest and subject to reduction for any applicable tax withholding, plus one contractual, non-transferable CVR representing the right to receive contingent payments of up to an aggregate of $4.00 in cash, without interest and subject to reduction for any applicable tax withholding, if specified milestones are achieved in accordance with terms and conditions of the CVR Agreement.

2.	The Offer is being made for all issued and outstanding Shares.

3.

The board of directors of Apellis has unanimously (a) determined and declared that it is in the best interests of Apellis and its stockholders that Apellis enter into the Agreement and Plan of Merger dated March 31, 2026, by and among Biogen, Purchaser and Apellis (as it may be amended from time to time, the “Merger Agreement”) and the CVR Agreement and consummate the Merger (as defined below) and that the stockholders of Apellis accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (b) approved and declared the advisability of the Merger Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (c) resolved that the Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), (d) declared that the terms of the Offer and the Merger are fair to Apellis and its stockholders and (e) resolved to recommend that Apellis’ stockholders accept the Offer and tender their Shares pursuant to the Offer, in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

4.

The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer, subject to the terms and conditions set forth in the Merger Agreement and in accordance with the DGCL, Purchaser will merge with and into Apellis, with Apellis continuing as the surviving corporation and a wholly owned subsidiary of Biogen (the “Merger”). The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, with no stockholder vote required to consummate the Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger will become effective upon the time of the due filing of a certificate of merger in respect of the Merger with, and acceptance by, the Secretary of State of Delaware, or at such subsequent time and date as Biogen and Apellis will, subject to the terms of the Merger Agreement, agree and specify in such certificate of merger (the “Effective Time”). As a result of the Merger, Apellis will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Biogen.

5.

At the Effective Time, each Share (other than Shares that are (a) held in the treasury of Apellis, (b) irrevocably accepted for purchase in the Offer by Purchaser and “received” (as such term is defined by Section 251(h)(6)(f) of the DGCL) by Purchaser, (c) held by Biogen, Purchaser or any other wholly owned subsidiary of Biogen as of both the commencement of the Offer and immediately prior to the Effective Time and (d) held by stockholders who are entitled to, and properly demand, appraisal for such Shares in accordance with Section 262 of the DGCL) will be cancelled and converted into the right to receive the Offer Price without interest, subject to reduction for any applicable withholding taxes.

6.

THE OFFER AND ANY WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, EASTERN TIME, ON MAY 13, 2026 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MAY 13, 2026) (THE “EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED PURSUANT TO AND IN ACCORDANCE WITH THE MERGER AGREEMENT (IN WHICH

EVENT THE “EXPIRATION TIME” WILL MEAN THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED BY PURCHASER, WILL EXPIRE).

7.

The obligation of Purchaser to purchase Shares tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including: (i) that, immediately prior to the Expiration Time, the number of Shares validly tendered (and not validly withdrawn) pursuant to the Offer (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined by Section 251(h)(6)(f) of the DGCL), together with any Shares then beneficially owned by Biogen or any subsidiary of Biogen, represent at least one Share more than 50% of the Shares then outstanding (the “Minimum Condition”); (ii) the expiration or termination of the waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Regulatory Condition”); (iii) the absence of any order, executive order, stay, decree, judgment, injunction (preliminary or permanent) or law issued, enacted, promulgated, enforced or entered by a governmental entity of competent jurisdiction in any jurisdiction in which Biogen and its subsidiaries or Apellis and its subsidiaries have business operations or assets, in each case, that are material to Biogen and its subsidiaries, taken as a whole, or to Apellis and its subsidiaries, taken as a whole, that is in effect as of immediately prior to the Expiration Time which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger (the “Non-Prohibition Condition”); (iv) the accuracy of the representations and warranties of Apellis contained in the Merger Agreement as of immediately prior to the Expiration Time, subject to varying materiality thresholds specified therein, including that (A) the representation regarding the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) since December 31, 2025 must be true and correct in all respects, (B) specified representations regarding capitalization must be true and correct in all but de minimis respects, (C) specified representations regarding corporate organization, authority, absence of conflict with organizational documents and brokers must be true and correct in all material respects and (D) all other representations must be true and correct except where the failure to be so would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Representations Condition”); (v) Apellis’ compliance with, and performance of, in all material respects all of its covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Time (the “Covenants Condition”); (vi) the receipt by Biogen of a certificate, dated as of the date on which the Acceptance Time (as defined in the Merger Agreement) occurs, signed by an executive officer of Apellis certifying that the Representations Condition and the Covenants Condition have been satisfied; and (vii) the Merger Agreement not having been validly terminated in accordance with its terms (the “Termination Condition”). The Minimum Condition, the Regulatory Condition, the Non-Prohibition Condition and the Termination Condition may not be waived by Biogen or Purchaser without the prior written consent of Apellis.

8.	Neither the consummation of the Offer nor the Merger is subject to any financing condition.

9.	The conditions to the Offer are described in more detail in Section 15—“Conditions to the Offer” of the Offer to Purchase.

10.

Tendering stockholders who are record owners of their Shares and who tender directly to Equiniti Trust Company, LLC, the depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you instruct us to tender your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION TIME.

In all cases, payment for Shares validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares, if any, or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, you may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT FOR SHARES.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

with Respect to the

Offer to Purchase

All Outstanding Shares of Common Stock

of

APELLIS PHARMACEUTICALS, INC.

at

$41.00 per share, net in cash, plus one non-transferable contingent value right for each share, which represents the contractual right to receive contingent cash payments of up to an aggregate of $4.00 per share upon the achievement of specified milestones, pursuant to the Offer to Purchase, dated April 14, 2026 by

ASPEN PURCHASER SUB, INC.

a wholly owned indirect subsidiary of

BIOGEN INC.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated as of April 14, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) relating to shares of common stock, par value $0.0001 per share (“Shares”), of Apellis Pharmaceuticals, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the tender of any certificate representing Shares submitted on behalf of the undersigned to Equiniti Trust Company, LLC (the “Depositary”) will be determined by Aspen Purchaser Sub, Inc. (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

NUMBER OF SHARES TO BE TENDERED(1)	SIGN HERE

Shares

(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification or Social Security Number

Dated:

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.